Exhibit 10.56

Silicon Valley Bank

Amendment to Loan Agreement

Borrower:	BroadVision, Inc.

Dated:	June 28, 2005

THIS AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into between SILICON VALLEY BANK (“Bank”) and the borrower named above (referred to herein as the “Borrower”).

Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of March 31, 2002 between Bank and Borrower, as amended or otherwise modified from time to time (referred to herein as the “Loan Agreement”).  (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

Effective as of the date hereof, unless otherwise indicated below to the contrary, the parties hereto hereby agree as follows:

1.             Limited Waiver.  Borrower has failed to satisfy the minimum cash covenant as set forth in Section 6.7(A) of the Loan Agreement from April 1, 2005 through and including the date hereof together with violations thereof for isolated days prior to April 1, 2005; and Borrower has further failed to satisfy the revenue financial covenant set forth in Section 6.7(B) for the period ending March 31, 2005 (collectively referred to as the “Existing Violations”). Borrower has requested that Bank waive the Events of Default arising from the Existing Violations.  Bank is agreeable to the requests of the Borrower, subject to the terms and conditions hereof, and therefore Bank hereby waives the Events of Default arising from the Existing Violations.  It is understood by the parties hereto, however, that such waiver does not constitute a waiver or suspension of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive or suspend compliance, in the future, with any financial covenant or any other provision or term of the Loan Agreement or any related document.

2.             Termination of Equipment Advance Availability.  The Amendment to Loan Agreement dated June 28, 2005 by and between Bank and Borrower contained an extension of the Committed Equipment Line credit facility then having a Commitment Termination Date of February 25, 2006.  The parties hereto hereby agree that no further Equipment Advances shall be made under the Committed Equipment Line and accordingly the Commitment Termination Date shall be deemed modified to be the date hereof.  All outstanding Equipment Advances shall continue to be repaid in accordance with the terms and provisions of the Loan Agreement.

3.             Modified Section 2.1.1; Elimination of Sublimits.  Effective as of July 1, 2005 and thereafter, Section 2.1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“2.1.1 Revolving Credit Facility.

(a)           Bank will make advances (individually referred to herein as a “Revolving Advance and collectively referred to as the “Revolving Advances”) not exceeding at any time outstanding the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base (such lesser amount as determined from time to time being referred to as the “Formula Amount”), with it being understood that all Revolving Advances made prior to July 1, 2005 and remaining outstanding as of such date shall be subject to the Formula Amount limitation as of July 1, 2005.  Amounts borrowed under this Section 2.1.1 may be repaid and reborrowed during the term of this Agreement.  Further, as of any date, if the amount of Revolving Advances outstanding exceeds the Formula Amount, then Borrower shall immediately repay any excess to Bank.

(b)           Prior to the making of a Revolving Advance hereunder, (i) Borrower shall provide at least thirty days’ written notice to Bank; (ii) Bank shall conduct a Collateral audit having results acceptable to Bank; and (iii) Borrower shall provide a completed borrowing base certificate and accounts receivable and accounts payable agings, in form and substance acceptable to Bank.  Further, to obtain any Revolving Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day such Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B.  Bank will credit Revolving Advances to Borrower’s deposit account on the Business Day a Revolving Advance is made.  Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c)           The Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances, and all accrued and unpaid interest thereon, are immediately due and payable.

(d)           Bank’s obligation to lend the undisbursed portion of the Committed Revolving Line or any other credit available hereunder to Borrower will terminate if, in the Bank’s sole discretion, there has been a Material Adverse Change or there has occurred any material adverse deviation from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of the Amendment to Loan Agreement dated June 28, 2005.”

Further, it is hereby agreed that Sections 2.1.2, 2.1.3 and 2.1.4 of the Loan Agreement are hereby deemed of no further force or effect and that no credit accommodations under such Sections shall be extended.

4.             Modified Section 2.3(a). Section 2.3(a) of the Loan Agreement is hereby amended to read as follows:

“2.3(a)   Prior to July 1, 2005, Revolving Advances shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate, provided that if the Revolving Advances are outstanding for more than one Business Day, the applicable interest shall be equal to a per annum rate equal to the Prime Rate plus ten percentage points (10%).  On and after July 1, 2005, Revolving Advances shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one percentage point (1.00%), provided that if the Revolving Advances are outstanding for more than one Business Day, the applicable interest shall be equal to a per annum rate equal to the Prime Rate plus ten percentage points (10%).  Term Loan #2 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one and one-quarter percentage points (1.25%).  The interest rate applicable to Equipment Advances is set forth in Section 2.3.2(b) hereof.  After an Event of Default, Obligations shall accrue interest at a rate equal to three percentage points (3.00%) above the respective rates effective for such Obligations immediately before such Event of Default.  The interest rate shall increase or decrease when the Prime Rate changes.  Interest is computed on a 360-day year for the actual number of days elapsed. ”

5.             Modified Section 5.2.  Effective as of July 1, 2005, Section 5.2 of the Loan Agreement is hereby amended to add the following as an additional sentence at the end of such section:

“Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.”

6.             Modified Section 6.2(c).  Effective as of July 1, 2005, Section 6.2(c) of the Loan Agreement is hereby amended to read as follows:

“(c)  Bank shall have the right to audit the Collateral at Borrower’s expense prior to the making of a Revolving Advance on and after July 1, 2005 (and with such audit with results acceptable to Bank being a condition to the making of any such Revolving Advance); and Bank shall have the right to conduct further audits of the Collateral at Borrower’s expense at such intervals as Bank in its good faith business judgment determines.”

7.             New Subsection 6.2(d).  Effective as of July 1, 2005, a new Subsection 6.2(d) of the Loan Agreement is hereby added to following immediately after Subsection 6.2(c) and shall read as follows:

“(d)         At such times as Revolving Advances are outstanding, within 30 days after the last day of each month, Borrower will deliver to Bank a borrowing base certificate signed by a Responsible Officer and in form acceptable to Bank together with aged listings of accounts receivable and accounts payable.  Further, prior to the making of a Revolving Advance when no such Advances are then outstanding, Borrower shall deliver to Bank the a borrowing base certificate as referenced above together with aged listings of accounts receivable and accounts payable in sufficient time, but not less than thirty days prior to the proposed Revolving Advance, in order for the Bank to process the Revolving Advance request as Bank shall reasonably determine.”

8.             Revised Financial Covenants.  Section 6.7 of the Loan Agreement is hereby amended to read as follows:

“6.7         Borrower, on a consolidated basis, will maintain the following financial covenants:

(A) Borrower, at all times, will maintain at or through Bank unrestricted cash or cash equivalents in a minimum aggregate amount of $5,000,000, exclusive of any loan proceeds made by Bank to Borrower.

(B)  Borrower will, on a quarterly basis, earn revenues of at least $15,000,000.”

9.             Modified Definition.  The following defined term is hereby amended to read as follows:

“ ‘Committed Revolving Line’ shall mean the following through and including June 30, 2005:  (A) Twenty Million Dollars ($20,000,000) provided that Borrower maintains at all times at Bank at least Ten Million Dollars ($10,000,000) in unrestricted cash or cash equivalents, exclusive of any loan proceeds from Bank and (B) Fifteen Million Dollars ($15,000,000) provided that Borrower maintains at all times at Bank at least Five Million Dollars ($5,000,000) in unrestricted cash or cash equivalents, exclusive of any loan proceeds from Bank.  Beginning July 1, 2005 and thereafter, ‘Committed Revolving Line’ shall mean Twenty Million Dollars ($20,000,000)”.

10.          New Definitions.  Effective as of July 1, 2005, the following defined terms are hereby added to the Loan Agreement in Section 13.1 thereof, shall be inserted therein in their appropriate alphabetical order and shall read as follows:

“ ‘Borrowing Base’ is (i) 80% of Eligible Accounts as determined by Bank from Borrower’s most recent borrowing base certificate; provided, however, that Bank may lower the percentage of the borrowing base after performing an audit of Borrower’s Collateral.

‘Eligible Accounts’ are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.2 hereof (and subject to the exclusions noted below); but Bank may change eligibility standards from time to time.  Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)  Accounts that the account debtor has not paid within 90 days of invoice date;

(b)  Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)  Credit balances over 90 days from invoice date;

(d)  Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;

(e)  Accounts for which the account debtor does not have its principal place of business in the United States;

(f)  Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality (unless there has been compliance, to Bank’s satisfaction, with the United States Assignment of Claims Act);

(g)  Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the foregoing also including Accounts subject to potential offsets (up to the amount thereof) arising from deferred revenue;

.(h)  Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)  Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent, provided that entities that are third party sales representative organizations are not considered Affiliates solely by virtue of such sales representative capacity and business relationship;

(j)  Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)  Accounts for which Bank reasonably determines collection to be doubtful. ”

11.          Fees and Expenses.  Borrower shall pay to Bank a loan fee in the amount of $10,000 concurrently herewith, which shall be in addition to interest and to all other amounts payable under the Loan Agreement, and which shall be non-refundable.  Further, Borrower shall pay to Bank all Bank Expenses incurred in connection herewith, all as more fully set forth in the Loan Agreement, including, without limitation, all legal fees and expenses incurred in connection herewith.

12.          Representations True.  Borrower represents and warrants to Bank that all representations and warranties in the Loan Agreement, as modified hereby, are true and correct.

13.          General Provisions.  This Amendment, the Loan Agreement, any prior written amendments and modifications to the Loan Agreement signed by Bank and the Borrower, and the other written documents and agreements between Bank and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly modified, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Bank and the Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.  This Amendment may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Borrower:		Silicon:

BROADVISION, INC.		SILICON VALLEY BANK

By	/s/ William E. Meyer	By	/s/ Nick Tsiagkas
Title	Chief Financial Officer	Title	Relationship Manager